EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

By and Among

RADIANT LOGISTICS, INC.
a Delaware corporation
(“Purchaser”)

and

THE SHAREHOLDERS OF AIRGROUP CORPORATION
(“Shareholders”)

and

WILLIAM H. MOULTRIE
(“Shareholders’ Agent”)

Effective Date: January 1, 2006

TABLE OF CONTENTS

Page

ARTICLE I SALE AND TRANSFER OF SHARES		1
1.1	Sale and Purchase of the Shares.	1
1.2	Base Purchase Price.	2
1.3	Additional Base Purchase Payment.	3
1.4	Tier-2 Earn-Out Payment.	4
1.5	Objections; Dispute Resolution.	4
1.6	Purchase Price Adjustments.	5

ARTICLE II CLOSING		6
2.1	Closing Date.	6
2.2	Closing Transactions.	6
2.3	Transactions Accompanying the Delivery of Purchaser Shares.	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS		9
3.1	Organization, Qualification and Status.	9
3.2	Corporate Instruments and Records.	10
3.3	Capitalization.	10
3.4	Ownership of Shares.	10
3.5	No Subsidiary.	11
3.6	Authority of Shareholders.	11
3.7	No Violation.	11
3.8	Financial Statements.	11
3.9	Absence of Undisclosed and Contingent Liabilities.	12
3.10	No Adverse Changes.	13
3.11	Guarantees.	14
3.12	Tax Matters.	15
3.13	Litigation.	16
3.14	Real Property.	16
3.15	Owned Tangible Personal Property.	17
3.16	Condition of Buildings and Tangible Personal Property.	17
3.17	Material Contracts.	17
3.18	Relationship with Related Persons.	19
3.19	Banking Matters.	19
3.20	Labor and Employment Matters.	20
3.21	Termination of Business Relationships.	21
3.22	Customers.	21
3.23	Product and Service Warranties.	21
3.24	Insurance.	21
3.25	Compliance with Laws.	21
3.26	Licenses and Permits.	22
3.27	Environmental Matters.	22
3.28	Intellectual Property Matters.	22
3.29	Absence of Certain Business Practices.	23
3.30	Brokers or Finders.	23

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		23
4.1	Organization and Qualification.	23
4.2	Corporate Instruments and Records.	24
4.3	Authorization; Valid and Binding Obligation.	24
4.4	Litigation; Orders.	24
4.5	No Violations.	25
4.6	Investment Intent.	25
4.7	Purchaser SEC Reports.	25
4.8	Brokers or Finders.	26

ARTICLE V INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS		26
5.1	Indemnification.	26
5.2	Basket	28
5.3	Cap and Other Limits	28
5.4	Methods of Asserting Claims for Indemnification.	29

ARTICLE VI ADDITIONAL AGREEMENTS OF THE PARTIES		30
6.1	Prohibition on Trading in Purchaser Stock.	30
6.2	Confidentiality.	30
6.3	Non Competition.	32
6.4	Non Solicitation.	32
6.5	Injunctive Relief.	33
6.6	Further Acts and Assurances.	33
6.7	Public Announcements.	33
6.8	Arbitration.	34

ARTICLE VII MISCELLANEOUS		35
7.1	Definitions.	35
7.2	Cumulative Remedies; Waiver.	41
7.3	Survival of Representations, Warranties and Covenants.	41
7.4	Notices.	41
7.5	Entire Agreement; Assignment.	42
7.6	Binding Effect; Benefit.	42
7.7	Headings.	43
7.8	Counterparts.	43
7.9	Governing Law.	43
7.10	Severability.	43
7.11	Expenses.	43
7.12	Amendment and Modification.	43
7.13	Shareholders’ Agent.	43
7.14	Release And Discharge.	45
7.15	Allocation of Shares Purchase Price.	45
7.16	Time of Essence.	46
7.17	Construction.	46

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Exhibits

A	-	Shareholders’ Schedules

Schedules

1.3	Transportation Services Agreements
2.1(a)(xx)	Wire Instructions for Purchaser
2.2 (b)(i)	Wire Instructions for Shareholders’ Agent Counsel
3.1	Jurisdictions
3.2	Articles/Bylaws
3.5	Subsidiaries
3.8	Financial Statements
3.12	Tax Returns
3.14	Leases
3.15	Tangible Personal Property
3.17	Material Contracts
3.19	Banking Matters
3.22	Customers
3.24	Insurance Coverages
3.28	Intellectual Property
7.15	Allocation of Purchase Price

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), made and entered into this 11th day of January, 2006 and effective as January 1, 2006 by and among Radiant Logistics, Inc., a Delaware corporation (“Purchaser”), the shareholders of Airgroup Corporation, a Washington corporation (the “Company”), listed on the signature page of this Agreement (collectively, the “Shareholders”), and William H. Moultrie, an individual residing in the State of Washington, as agent for the Shareholders (the “Shareholders’ Agent”). Defined terms used herein shall have the meanings set forth in Section 7.1 of this Agreement. The Purchaser, the Shareholders and the Shareholders’ Agent are each referred to individually herein as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Shareholders own beneficially and of record 100% of the issued and outstanding capital stock of the Company, consisting of 158 shares of common stock, $10.00 par value (the “Shares”);

WHEREAS, the Shareholders desire to sell, and the Purchaser desires to purchase, all of the Shares for the consideration and on the terms set forth herein; and

WHEREAS, the Shareholders have elected to appoint the Shareholders’ Agent as their sole and exclusive agent, representative and attorney-in-fact under this Agreement before and after the Closing of the transactions contemplated hereby.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
SALE AND TRANSFER OF SHARES

1.1	Sale and Purchase of the Shares.

In reliance upon the representations, warranties and covenants contained in this Agreement as of the date of the closing of the transactions described in this Agreement (the “Closing”), the Purchaser agrees to purchase the Shares from the Shareholders, and the Shareholders agree to sell, transfer, convey, assign and deliver the Shares to the Purchaser, subject to and on the terms and conditions set forth in this Agreement, such sale, transfer, conveyance, assignment and delivery of the Shares causing the entire right, title and interest in and to the Shares to be transferred beneficially and of record to Purchaser, free and clear of any Encumbrances or Rights of any kind or nature whatsoever; and at such time the Shares will be fully paid and non-assessable. At the Closing, the Shareholders will deliver to the Purchaser certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Shareholders. In consideration thereof, the Purchaser shall pay and deliver to the Shareholders the purchase price for the Shares set forth in and in accordance with Section 1.2.

1.2	Base Purchase Price.

(a)    The base purchase price for the Shares (the "Base Purchase Price") shall be an amount equal to $11,900,000.00.

(b)    The Purchaser shall pay the Base Purchase Price to the Shareholders as follows:

(i)    Purchaser shall pay to the Shareholders on the Closing Date (defined in Section 2.1) the amount of $9,500,000.00 in cash (the “Initial Cash Payment Amount”). On the 2-year anniversary of the Closing Date, the Purchaser shall pay to the Shareholders the additional amount of $500,000.00 in cash (the “Subsequent Cash Payment Amount”).

(ii)    Subject to the terms of Section 1.2(b)(iii) below, the Purchaser shall pay the balance of the Base Purchase Price, or $1,900,000.00 (the “Earn-Out Amount”), to the Shareholders in three equal annual installments of $633,333.33 (each an “Earn-Out Payment”) covering the three-year earn-out period commencing from July 1, 2006 (the “Earn-Out Period”). The Earn-Out Payments will be based on the Income from Continuing Operations of the Company, calculated in accordance with Sections 1.2(b)(iii) and 1.2(c) below, during each of the fiscal years that fall within the Earn-Out Period. Subject to Section 1.2(b)(iii), the Earn-Out Payments shall be due October 1 of each of the years 2007 through 2009 (the “Earn-Out Payment Dates”).

(iii)    Payment of each Earn-Out Payment for any full fiscal year within the Earn-Out Period shall be contingent upon, and the Shareholders shall not be entitled to the full amount of the Earn-Out Payment for such fiscal year unless, the Company achieves Income from Continuing Operations for such fiscal year in an amount equal to no less than $2,500,000.00 (the “Base Targeted Amount”). If the Company’s Income from Continuing Operations for any fiscal year during the Earn-Out Period is less than the Base Targeted Amount, then the Earn-Out Payment for that fiscal year shall be an amount equal to the Earn-Out Payment, less the amount by which the Company’s Income from Continuing Operations for that fiscal year is less than the Base Targeted Amount (that amount, if any, being the “Shortfall Amount”). In order to protect the Shareholders from temporary fluctuations in the Company’s Income from Continuing Operations during the Earn-Out Period, a fiscal year-to-year analysis shall be made so that a Shortfall Amount in a fiscal year could be recovered in any subsequent fiscal year within the Earn-Out Period and paid by the Purchaser to the Shareholders. In such case, the Company’s cumulative Income from Continuing Operations at the end of each fiscal year within the Earn-Out Period, for such fiscal year and all prior fiscal years within the Earn-Out Period, shall be compared against the cumulative Base Targeted Amount for such fiscal years. To the extent such cumulative Income from Continuing Operations is in excess of such cumulative Base Targeted Amount, the Purchaser shall, simultaneously with payment of the next Earn-Out Payment, pay such excess to the Shareholders up to the Shortfall Amount.

(iv)    The Earn-Out Payments shall be payable 100% by delivery to the Shareholders of shares of the common stock of the Purchaser (the “Purchaser Shares”) not later than five (5) business days after the Earn-Out Payment Dates.

(v)    The Purchaser Shares to be issued in connection with the Earn-Out Payments will be valued: to the extent the Purchaser Shares are traded on a securities exchange, through the NASDAQ National Market, or through the OTC Bulletin Board, the volume weighted average closing price or last sales prices, as applicable, of the Purchaser Shares for the thirty (30) trading days immediately prior to the Earn-Out Payment Date; or, if the Purchaser Shares are not so traded, as agreed by the Purchaser and the Shareholders’ Agent and in the event that they can not so agree within five (5) business days after the Earn-Out Payment Date, then as determined by a valuation performed by an independent third party who shall be acceptable to the Purchaser and the Shareholders’ Agent. The Shareholders, on the one hand, and Purchaser, on the other hand, shall each pay 50% of all costs, fees and expenses to engage such independent third party.

(c)    For the purposes of this Agreement, the Income from Continuing Operations of the Company shall be determined based upon the separate financial statements of the Company, as determined under GAAP, as adjusted and calculated pursuant to the following provisions:

(i)    The Income from Continuing Operations of the Company shall be derived from the audited consolidated financial statements of Purchaser for each of the years in the Earn-Out Period; and

(ii)    The Company shall be accounted for as a singular operating unit. Income from Continuing Operations of the Company shall be determined by adding back, to the extent deducted in determining Income from Continuing Operations, any overhead or management charges which may otherwise be charged by the Purchaser or any Affiliate of the Purchaser, other than (x) direct costs of the Company which are otherwise paid or incurred by the Purchaser or an Affiliate of the Purchaser on behalf of the Company, or (y) that portion of the Purchaser's shared administrative services provided by the Purchaser for the benefit of the Company which are either: (1) agreed to by the Shareholders; or (2)(a) for services which generally replace services previously obtained directly by the Company internally or from third parties, and (b) are provided at no greater than market rates available from unaffiliated third party vendors.

1.3	Additional Base Purchase Payment.

As additional purchase consideration for the Shares (the “Additional Base Purchase Price”), on the 1-year anniversary of the Closing Date, Purchaser shall also pay to Shareholders $600,0000.00 in cash so long as at least a “Minimum Number” of the Independent Transportation Companies identified on Schedule 1.3 continue to operate as agents of the Company pursuant to their respective Transportation Service Agreements on the 1-year anniversary of the Closing Date. For the purpose of this Section 1.3, Minimum Number shall mean 31 less that number of Independent Transportation Companies, if any, that are terminated by the Company after the Closing Date.

1.4	Tier-2 Earn-Out Payment.

(a)    As additional purchase consideration for the Shares, the Purchaser shall also pay to the Shareholders an additional earn-out payment (the "Tier-2 Earn-Out Payment") in an amount not to exceed $1,500,000.00 as calculated below.

(b)    The Purchaser shall pay the Tier-2 Earn-Out Payment to the Shareholders as follows:

(i)    The Tier-2 Earn-Out Payment shall equal 50% of the amount by which the Company’s cumulative Income from Continuing Operations (as determined in Section 1.2(b)) over the 5 year earn-out period from July 1, 2006 through June 30, 2011 exceeds $15,000,000.00, shall be due on October 1, 2011 (the “Tier -2 Payment Date”), and shall be payable by the Purchaser to the Shareholders not later than five (5) business days after the Tier-2 Payment Date.

(ii)    The Tier-2 Earn-Out Payment shall be payable 100% by delivery of additional Purchaser Shares to be valued at: to the extent the Purchaser Shares are traded on a securities exchange, through the NASDAQ National Market, or through the OTC Bulletin Board, the volume weighted average closing price or last sales prices, as applicable, of the Purchaser Shares for the thirty (30) trading days immediately prior to the Tier-2 Earn-Out Payment Date; or, if the Purchaser Shares are not so traded, as agreed by the Purchaser and the Shareholders’ Agent and in the event that they can not so agree within five (5) business days after the Tier-2 Earn-Out Payment Date, then as determined by a valuation performed by an independent third party who shall be acceptable to the Purchaser and the Shareholders’ Agent. The Shareholders, on the one hand, and Purchaser, on the other hand, shall each pay 50% of all costs, fees and expenses to engage such independent third party.

1.5	Objections; Dispute Resolution.

(a)    Not later than five (5) business days after each Earn-Out Payment Date and the Tier-2 Earn-Out Payment Date, as the case may be, the Purchaser shall prepare and deliver to the Shareholders, along with the Earn-Out Payment or Tier-2 Earn-Out Payment, as the case may be, a certificate (the “Earn-Out Certificate”) signed by a senior executive of the Purchaser setting forth the amount and method of calculating Income from Continuing Operations for the prior fiscal year (or, in the case of the Tier-2 Earn-Out Payment, for the prior 5 fiscal years), the calculation of the Earn-Out Payment or Tier-2 Earn-Out Payment, as the case may be, then due, if any, and the recovery of the Shortfall Amount, if any, if applicable.

(b)    If the Shareholders’ Agent concludes that any matter reported in an Earn-Out Certificate is not accurate, the Shareholders’ Agent shall, within thirty (30) days after their receipt of such certificate (the “Response Period”), deliver to the Purchaser a written statement (the “Objection Notice”) setting forth in reasonable detail the nature of the objections to each of any discrepancies believed to exist. If no Objection Notice is given within the Response Period for a particular Earn Out Certificate, then the calculations set forth in such Earn-Out Certificate shall be controlling for all purposes of this Agreement.

(c)    If an Objection Notice is timely given within the Response Period, the Purchaser and the Shareholders shall use good faith efforts to jointly resolve any objections and discrepancies set forth in such Objection Notice within thirty (30) days of the receipt by the Purchaser of such Objection Notice, which resolution, if achieved, shall be fully and completely binding upon all Parties to this Agreement and not subject to further review, appeal, or dispute.

(d)    If the Purchaser and the Shareholders are unable to resolve the objections and discrepancies set forth in such Objection Notice to their mutual satisfaction within such thirty (30) day period, then the matter shall be submitted to an accounting firm mutually acceptable to the Purchaser and the Shareholders’ Agent (the “Independent Accountants”). In submitting such matter to the Independent Accountants, the Purchaser, and the Shareholders shall concurrently furnish, at their own expense, to the Independent Accountants and the other Party such documents and information as the Independent Accountants may request. Each Party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other Party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between the Purchaser and the Shareholders, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other Party), and (ii) have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly (but not to exceed seventy-five (75) days from the date of engagement of the Independent Accountants) render a decision, acting as an expert and not an arbitrator, on the issues presented, and such decision shall be final and binding on all of the Parties to this Agreement. In the event the Independent Accountants require a payment to be made by the Purchaser to the Shareholders, such payment shall be due and payable within thirty (30) days from the date the decision is rendered (“Independent Accountant Required Payment”). Each of the Parties shall agree to indemnify and hold harmless the Independent Accountants, and to execute whatever documents or agreements are necessary to effectuate the foregoing.

(e)    The Shareholders, on the one hand, and Purchaser, on the other hand, shall each pay 50% of all costs, fees and expenses to engage the Independent Accountants.

(f)    In connection with its review of the all matters arising under the Earn-Out Certificate, the Purchaser shall afford the Shareholders and their representatives complete access to the books, records, personnel and facilities of or pertaining to the Company.

1.6	Purchase Price Adjustments.

The Base Purchase Price has been agreed to by the Parties on the assumption that the Company shall have no Bank Indebtedness as of the Closing Date. To the extent the Company shall have outstanding Bank Indebtedness as of the Closing Date, the Purchaser and Shareholders agree that the Purchaser may reduce the cash portion of the Base Purchase Price by the amount of such Bank Indebtedness.

ARTICLE II
CLOSING

2.1	Closing Date.

The Closing shall take place at the offices of the Company, or at whatever other location is agreed to by the Parties simultaneously with the execution and delivery of this Agreement. The date of the Closing is hereinafter referred to as the "Closing Date."

2.2	Closing Transactions.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)    The Shareholders shall deliver or cause to be delivered to the Purchaser, or if specified to such other person, the following:

(i)    Certificates representing all of the Shares duly endorsed by the Shareholders in blank or accompanied by assignments separate from certificate duly endorsed in blank, and such other duly executed transfer documents as are required to perfect the transfer;

(ii)    An employment agreement executed between the Company and William H. Moultrie (the "Moultrie Employment Agreement"), in a form to be agreed upon by the Purchaser and Shareholders’ Agent;

(iii)    A Registration Rights Agreement executed among the Company and the Shareholders, in a form to be agreed upon by the Parties (the “Registration Rights Agreement”);

(iv)    A certificate of existence/authorization from the Secretary of State of Washington dated within fifteen (15) days of the Closing Date to the effect that the Company is in good standing under the laws of such state;

(v)    Financial statements of the Company for its two most recently completed fiscal years ended June 30, 2004 and June 30, 2005 audited by an SEC-registered independent accountant, that contain no material qualifications and identify no material exceptions to generally accepted accounting principles and financial statements of the Company for the three-month interim period ended September 30, 2005, reviewed by an SEC-registered independent accountant (collectively, the “Financial Statements”);

(vi)    All consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and the Ancillary Agreements and to effectuate the transactions contemplated hereby and in form, scope and substance reasonably satisfactory to the Purchaser and its counsel;

(vii)    All approvals, consents, permits and waivers of Governmental Authorities and any other Person necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that Purchaser in its reasonable discretion determines to be unduly burdensome;

(viii)    Reserved;

(ix)    Copies of the Company’s articles of incorporation and by laws certified by the Secretary of the Company dated at or about the Closing Date;

(x)    Appropriate corporate resolution retaining William H. Moultrie as President of the Company, together with the resignations of each of the other officers and directors of the Company;

(xi)    Termination agreements in form and substance satisfactory to the Purchaser terminating any and all agreements between or among any of the Shareholders or between or among any of the Shareholders and any other person which relate in any way to any of the Shares;

(xii)    Evidence satisfactory to the Purchaser that there is no outstanding Bank Indebtedness;

(xiii)    A non-foreign person affidavit as required by Section 1445 of the Code from the Shareholders, if applicable;

(xiv)    Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in the State of Washington, in form, scope and substance reasonably satisfactory to the Purchaser and its counsel;

(xv)    Docket or similar searches of all federal courts in the United States and all state courts in the State of Washington with regard to any pending litigation involving, or judgment against, the Company in form, scope and substance reasonably satisfactory to the Purchaser and its counsel;

(xvi)    Lien and judgment searches in King County, State of Washington, in form, scope and substance reasonably satisfactory to the Purchaser and its counsel;

(xvii)    To the Bank of America, N.A., a pledge agreement executed by the Company and any and all other agreements, documents or certificates in form, scope and substance requested by the Bank of America, N.A. and reasonably satisfactory to the Company;

(xviii)    Release in favor of the Company executed by TransCapital, Inc. (“TransCapital”) in form, scope and substance reasonably satisfactory to the Purchaser;

(xix)    Securities Purchase Agreements to purchase shares of the Purchaser’s Common Stock at $.44 per share for aggregate cash consideration of not less than $444,000 (the “Subscription Amount”) executed by all parties to each agreement;

(xx)    The Subscription Amount by wire transfer of immediately available funds to the bank account of Purchaser set forth on Schedule 2.1(a)(xx); and

(xxi)    Such other documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by the Purchaser in connection with compliance with the provisions hereunder and consummation of the transactions contemplated herein.

(b)    Purchaser will deliver or cause to be delivered to the Shareholders, or if specified to such other person, the following:

(i)    The Initial Cash Payment Amount required to be paid at the Closing under Section 1.2(b)(i) by wire transfer of immediately available funds to the bank account of Connelly Roberts & McGivney LLC, counsel to the Shareholders’ Agent, set forth on Schedule 2.2(b)(i);

(ii)    A certificate of good standing of the Secretary of the State of Delaware dated within fifteen (15) days of the Closing Date, to the effect that Purchaser is in good standing under the laws of Delaware;

(iii)    Certified resolutions of the Purchaser’s board of directors, dated at or about the Closing Date, authorizing the transactions contemplated under this Agreement;

(iv)    An incumbency certificate signed by all of the officers of the Purchaser, dated at or about the Closing Date;

(v)    Copies of the Purchaser’s certificate of incorporation and by laws certified by the Secretary of the Purchaser dated at or about the Closing Date;

(vi)    The Moultrie Employment Agreement executed by the Company;

(vii)    The Registration Rights Agreement executed by the Purchaser;

(viii)    All consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder; and

(ix)    Such additional documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by the Shareholders in connection with compliance with the provisions hereunder and consummation of the transactions contemplated herein.

2.3	Transactions Accompanying the Delivery of Purchaser Shares.

In conjunction with the delivery of the Purchaser Shares, the Shareholders shall:

(a)    execute standard and customary investment representation letters acknowledging that such shares are being issued in a private placement transaction exempt from the registration requirements of the Securities Act; and

(b)    execute such other documents, agreements, consents, and approvals governmental or otherwise, as may be reasonably requested by the Purchaser in connection with compliance with the provisions of the Securities Act and any State securities Laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

As a material inducement to Purchaser to execute this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby, each of the Shareholders and the Shareholders’ Agent, severally and not jointly (provided; however, that for this purpose, Shareholders’ Agent and Claire B. Moultrie shall be considered one Shareholder), hereby represent to the Purchaser that each of the following representations and warranties are true and correct as of the Closing Date, except as otherwise set forth in written disclosure schedules (the “Shareholders’ Schedules”) delivered to Purchaser pursuant to this Article III, a copy of which is attached to this Agreement as Exhibit A. The Shareholders’ Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Shareholders’ Schedules shall be deemed to be disclosed and incorporated in any other part of the Shareholders’ Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

3.1	Organization, Qualification and Status.

(a)    The Company is duly incorporated and organized, validly existing and authorized under the laws of the State of Washington. The Company has full corporate power and authority to own, lease and use its properties and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary. Each jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation is set forth in Section 3.1(a) of the Shareholders’ Schedules.

(b)    The Company has not, during the six (6) year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any person or entity. Section 3.1(b) of the Shareholders’ Schedules sets forth all fictitious names under which the Company or such predecessors have conducted business.

3.2	Corporate Instruments and Records.

The copies of the articles of incorporation and bylaws of the Company , attached hereto at Schedule 3.2, certified by the Secretary of the Company and heretofore furnished to Purchaser, are true, correct and complete and each include all amendments to the date hereof. The minute books of the Company, as made available to the Purchaser, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of its shareholders and directors and committees thereof. The stock certificate books and ledgers of the Company, as made available to the Purchaser for inspection, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of the Company by the Shareholders.

3.3	Capitalization.

The authorized capital stock of the Company consists of 158 shares of common stock, $10.00 par value, of which 158 shares are issued and outstanding and constitute the Shares. All of the Shares are held beneficially and of record by the Shareholders, and no shares are held in the treasury of the Company. All of the Shares are validly issued, fully paid and non-assessable and entitled to vote at shareholder meetings, and none of the Shares has been issued in violation of any preemptive rights of shareholders or transferred in violation of any transfer restrictions relating thereto. None of the Shares is subject to any preemptive or other right created by statute, the Company’s articles of incorporation or bylaws, by contract, or otherwise. There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require the Company to purchase, redeem or acquire, any shares of the capital stock or other securities of the Company and there is no outstanding security of any kind convertible into such capital stock. None of the shares of capital stock or other securities of the Company was issued in violation of the Securities Act, state securities laws, or any other legal requirement.

3.4	Ownership of Shares.

The Shareholders own and hold, beneficially and of record, the entire right, title, and interest in and to the Shares, free and clear of all Rights and Encumbrances. Each Shareholder has full power and authority to vote the Shares owned by him or her and to approve the transactions contemplated by this Agreement. Except as set forth in the Shareholders’ Schedules, each Shareholder has the full power and authority to vote, transfer and dispose of the Shares owned by him or her, free and clear of any Right or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws. At the Closing, the Purchaser will acquire good title to the Shares, free and clear of all Rights and Encumbrances. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Shares or to effect the merger or consolidation of the Company with or into any other Person.

3.5	No Subsidiary.

Except as set forth in the Schedule 3.5, the Company does not have any Subsidiary or any ownership interest in any other entity and the Company is not a party to any joint venture arrangement and does not have the right or obligation to acquire any securities of or ownership interests in any other person or entity.

3.6	Authority of Shareholders.

Each Shareholder has the full capacity, power and authority to enter into this Agreement and the Ancillary Agreements to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. This Agreement and the Ancillary Agreements to which a Shareholder is a Party has been duly authorized, executed and delivered by each Shareholder and are the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Company or the Shareholders in connection with the execution, delivery or performance by the Company or any of the Shareholders of this Agreement.

3.7	No Violation.

The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws. The Company is not in material default or material breach of any agreement, indenture, contract, lease, sublease, license, sublicense, franchise, loan agreement, note, restriction, obligation or liability to which it is a party or by which it is bound or to which it or its assets are subject (individually, an “Instrument” and collectively, the “Instruments”). Except as set forth in the Shareholders’ Schedules, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company and the Shareholders, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will: (i) conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument; (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument; (iv) result in the creation of any Encumbrance on the assets, capital stock or properties of the Company; (v) to the Knowledge of Shareholders’ Agent, conflict with, violate or result in a breach of or constitute a default under, any Applicable Law to which the Company or any of its assets or properties is subject; (vi) require the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or any other Person; or (vii) affect the validity, enforceability or effectiveness of any Permit.

3.8	Financial Statements.

(a)    Schedule 3.8 hereto contains true, correct and complete copies of the Financial Statements.  The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations and cash flows of the Company at the dates and for the periods covered by such Financial Statements. All liabilities and obligations of the Company outstanding as of the dates of the Financial Statements required to be reflected as liabilities in accordance with GAAP including all contingent liabilities known to the Shareholders and all obligations of others for which the Company serves as guarantor have been included in the Financial Statements. There have been no material changes in the financial condition, assets, liabilities, or results of operations of the Company from September 30, 2005 to the date hereof, except changes in the ordinary course of business, none of which, either individually or in the aggregate, has been materially adverse. Since September 30, 2005, the Company has conducted its business in a normal and customary manner. The books and records of the Company from which the Financial Statements were prepared, properly and accurately records the transactions and activities which they purport to record.

(b)    Each of the accounts receivable of the Company included within the Financial Statements constitutes a valid claim and is collectible in the full amount thereof against the debtor charged therewith on the books of the Company within 120 days of the date of invoicing thereof (except for the amount of the allowance for doubtful accounts reflected on the most recent balance sheet included in the Financial Statements).

(c)    All prepaid freight of the Company included within the Financial Statements constitutes a valid asset which will be converted into cash within 120 days of the booking thereof.

(d)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)    The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for the transactions, bank accounts or funds which have been and are reflected in the Company’s books and records.

3.9	Absence of Undisclosed and Contingent Liabilities; No Bank Indebtedness.

Except as set forth in the Shareholders’ Schedules, the Company has no Liabilities except (i) Liabilities which are reflected and properly reserved against in the Financial Statements to the extent such Liabilities are required to be reflected thereon in accordance with GAAP, (ii) Liabilities incurred in the Ordinary Course of Business since September 30, 2005, and (iii) Liabilities arising under the Material Contracts set forth in the Shareholders’ Schedules or which are not required to be disclosed on such Shareholders’ Schedules and which have arisen in the Ordinary Course of Business. The reserves for Liabilities set forth on the balance sheets included in the Financial Statements are reasonable. The Company has no outstanding Bank Indebtedness.

3.10	No Adverse Changes.

Since September 30, 2005, except as set forth in the Shareholders’ Schedules, the Company has operated in the Ordinary Course of Business and has not:

(a)    Sold, leased, assigned or otherwise transferred any material properties or assets, or disposed of or permitted to lapse any rights in any Permit or Intellectual Property owned or used by the Company, other than in the Ordinary Course of Business, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity or ownership interest in any business or merged with or into or consolidated with any other Person;

(b)    Suffered, sustained or incurred any material loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

(c)    Suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;

(d)    Engaged in any transaction not in the Ordinary Course of Business;

(e)    Made any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

(f)    Subjected any of its properties or assets to any Encumbrance, whether or not in the Ordinary Course of Business;

(g)    Issued any note, bond or other debt security or created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation, or otherwise incurred any material Liability, except current Liabilities incurred in the Ordinary Course of Business;

(h)    Discharged or satisfied any Encumbrance, or paid any material Liability, other than current Liabilities shown on the most recent balance sheet included in the Financial Statements, and current Liabilities incurred in the Ordinary Course of Business since September 30, 2005;

(i)    Declared, set aside or paid a dividend or made any other distribution with respect to any class or series of capital stock of the Company, or directly or indirectly redeemed, purchased or otherwise acquired any shares of any class or series of the Company’s capital stock;

(j)    Increased the salary, wage or other compensation or level of benefits payable or to become payable by the Company to any of its employees, officers, or directors, including, without limitation, granting, paying or accruing any bonus other than holiday bonuses in the Ordinary Course of Business, incentive compensation, service award, or other similar benefit, other than any wage increases or raises to non-officer or non-director employees in the Ordinary Course of Business;

(k)    Loaned money to any Person or guaranteed any loan to or Liability of any Person, whether or not in the Ordinary Course of Business;

(l)    Except as described in the Shareholders’ Schedules, amended or terminated any Material Contract, except in the Ordinary Course of Business;

(m)    Suffered, sustained or incurred any Material Adverse Change;

(n)    Incurred any termination of any material customer account or group of accounts or received notice from any customer, supplier, vendor, Governmental Authority or any other Person which could give rise to or result in a Material Adverse Effect on the Company;

(o)    Delayed, postponed, or failed to pay any Liability outside of the Ordinary Course of Business;

(p)    Entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or adopted, amended, modified or terminated any benefit plan for the benefit of any of the Companies’ directors, officers or employees;

(q)    Made any change or amendment in its articles of incorporation, bylaws, or other governing instruments;

(r)    Issued or sold any securities; acquired, directly or indirectly, by redemption or otherwise, any securities; reclassified, split-up or otherwise changed any such equity security; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(s)    Incurred any Liability other than in the Ordinary Course of Business;

(t)    Disposed of, or permitted to lapse, any Intellectual Property rights or disclosed any trade secret, process or know-how to any Person not an employee;

(u)    Entered into any contract other than in the Ordinary Course of Business; and/or

(v)    Entered into any contract to do any of the foregoing.

3.11	Guarantees.

(a)    Except as set forth in the Shareholders’ Schedules, the Company has not guaranteed, become surety or contingent obligor for or assumed any obligation, debt or dividend of any Person. No assets of the Company are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a Person other than the Company.

(b)    Section 3.11(b) of the Shareholders’ Schedules identifies all obligations and liabilities of the Company for which the Shareholders have provided or been caused to incur personal guarantees thereof (the “Shareholders’ Guarantees”).

3.12	Tax Matters.

(a)    Section 3.12(a) of the Shareholders’ Schedules contains a copy of the Tax Returns which the Company has filed for any taxable periods ended on or after June 30, 2002. The Company has provided the Purchaser with true, correct, and complete copies of all such Tax Returns.

(b)    Except as set forth on Section 3.12(b) of the Shareholders’ Schedules:

(i)    The Company (A) has filed or caused to be filed all Tax Returns (or extensions thereof) which it is or has been required to file on or prior to the date hereof, by any jurisdiction to which it is or has been subject and (B) has made or caused to be made all withholdings of Taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

(ii)    The Financial Statements properly accrue and reflect all liabilities for Taxes in accordance with GAAP.

(iii)    There are no Tax deficiencies proposed or Threatened against the Company, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against the Company. There are no audits, actions, suits, proceedings, investigations or claims now pending against the Company with respect to any Tax, or any matter under discussion between the Company and any Governmental Authority relating to any Taxes.

(iv)    The Company is not and has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

(v)    The Company is not a party to, is not bound by, and does not have any obligation under any tax sharing, tax indemnity, or similar agreement.

(vi)    The Company has not made and will not make a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Internal Revenue Code in taxable income for any taxable year beginning on or after the Closing Date.

(vii)    Except as set forth in the Shareholders’ Schedules, none of the Shareholders are foreign persons so that Section 897 and 6039C of the Internal Revenue Code are not applicable to the transactions provided for hereunder.

(viii)    The Shareholders’ Schedules identify all audits of the Company’s Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. The Company has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes.

(ix)    The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

3.13	Litigation.

Except as set forth in the Schedule 3.13, there are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or Threatened (i) against or involving the Company or any of its officers or directors (in their capacity as such), (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated by this Agreement, or (iii) which would prevent the Company from consummating the transactions contemplated by this Agreement. To the Knowledge of the Shareholders’ Agent, there are no state of facts existing which is reasonably likely to give rise to any such action, suit, proceeding, claim, demand or investigation. There are no proceedings pending or Threatened against or involving the Company by or before any Governmental Authority, to the Knowledge of the Shareholders’ Agent, or state of facts existing which is reasonably likely to give rise to any such proceedings. The Company is not in violation of any Injunction.

3.14	Real Property.

The Company has the right to use all real property necessary for the conduct of its business as presently conducted. Schedule 3.14 identifies all such real property. Except as set forth in the Shareholders’ Schedules, the Company is not a party to any leases of real property. The Company is the lessee under the real estate leases described on Schedule 3.14. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by the Company to the Purchaser. The Company enjoys quiet and undisturbed possession under each of said leases. The Company’s interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by the Company, other than the lessor thereof. To the Knowledge of the Shareholders’ Agent, the leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or Threatened zoning or use or building restriction which would interfere with the present or any intended use by the Company of any of such leased real estate. Said leases are valid and binding and in full force and effect, and the Company is not in default thereunder as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

3.15	Owned Tangible Personal Property.

The Company owns or has the right to use all personal property necessary for the conduct of its business as presently conducted. The Shareholders’ Schedules set forth a list of the items of tangible personal property owned by the Company where the replacement value of each item individually exceeds $10,000 (the “Tangible Personal Property”). Except as set forth on Schedule 3.15 hereto and except for property disposed of in the Ordinary Course of Business of the Company, the Company has all right, title and interest in, and good title to, the Tangible Personal Property free and clear of any Encumbrance of any kind or nature whatsoever. With respect to each item of Tangible Personal Property, (i) there are no leases, subleases, licenses, options, rights, or concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of Tangible Personal Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of Tangible Personal Property or portion thereof or interest therein, and (iii) there are no parties other than the Company which are in possession of or are using such Tangible Personal Property. Copies of all leases and licenses relating to the Tangible Personal Property have heretofore been delivered by the Company to Purchaser.

3.16	Condition of Buildings and Tangible Personal Property; Location of Tangible Personal Property.

All of the premises occupied and the items of Tangible Personal Property are in such operating condition and repair as are necessary for the conduct of the Business and, to the Knowledge of Shareholders’ Agent, comply in all material respects with Applicable Laws, including but not limited to zoning, building and fire codes. Each item of Tangible Personal Property is adequately covered by one of the insurance policies described in Section 3.24 hereto. All of the Tangible Personal Property is located in King County, State of Washington.

3.17	Material Contracts.

(a)    Section 3.17(a) of the Shareholders’ Schedules contains a list of all of the material contracts of the Company which shall consist of all agreements, leases, licenses, or contracts (whether oral or written or express or implied) to which the Company is a party, under which the Company may become subject to any obligation or liability, or by which the Company or any of its assets may become bound (collectively, the “Material Contracts”) that satisfy any of the following:

(i)    each agreement or contract that involves performance of services or delivery of goods or materials by the Company in an amount or for a value in excess of $25,000;

(ii)    each agreement or contract that was not entered into in the Ordinary Course of Business;

(iii)    each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement or contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(iv)    each licensing agreement or other agreement or contract with respect to technology, operating or accounting systems, patents, trademarks, copyrights, or other intellectual property (regardless of whether the Company is the licensee or licensor thereunder), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any intellectual property assets of the Company;

(v)    each collective bargaining agreement or other agreement or contract with any labor union or other employee representative of a group of employees;

(vi)    each joint venture, partnership, and other agreement or contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)    each agreement, contract or understanding containing covenants that in any way purport to restrict the business activity of the Company;

(viii)    each agreement or contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(ix)    each power of attorney that is currently effective and outstanding;

(x)    each agreement or contract for capital expenditures in excess of $25,000;

(xi)    each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xii)    each confidentiality and non-disclosure agreement (whether the Company is the beneficiary or the obligated party thereunder), other than those entered into in the Ordinary Course of Business;

(xiii)    each employment contract, consulting contract, or severance agreement, including contracts (A) to employ or terminate officers or other personnel and other contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of, any Liability of the Company, any of the Shareholders, or the Purchaser to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(xiv)    each agreement or contract with a Related Person;

(xv)    any other agreement or contract expected to have a Material Adverse Effect on the Business or the Company; and

(xvi)    each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)    Accurate and complete copies of each Material Contract listed in Section 3.17(a) of the Shareholders’ Schedules have been made available to the Purchaser, at Purchaser’s request, prior to the date hereof. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Neither the Company nor, to the Knowledge of the Shareholders’ Agent, any other party is in default or in arrears under the terms of any Material Contract, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The Shareholders’ Agent has no reason to believe that the products or services called for by any executory Material Contract cannot be supplied in accordance with the terms of such Material Contract, and The Shareholders’ Agent has no reason to believe that any unfinished Material Contract will, upon performance by the Company, result in a loss by the Company. The Company has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to services rendered or products sold by the Company.

3.18	Relationship with Related Persons.

The Shareholders, directors, officers, and employees of the Company, and their Related Persons do not have any interest in any of the properties or assets of or used by the Company and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Company, or (ii) has engaged or is engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company (a “Competing Business”) (except for the ownership of less than three percent (3%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in the Shareholders’ Schedules, none of the Shareholders or the Shareholders’ Agent, and no director or officer of the Company and none of their Related Persons is a party to any contract with, or has any claim against, the Company. All money owed by the Company to the Shareholders or the Shareholders’ Agent, or its directors or officers, or their Related Persons, (other than for salary and bonuses) are for bona fide debts and are set forth in the Shareholders’ Schedules.

3.19	Banking Matters.

Section 3.19 of the Shareholders’ Schedules contains a true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which the Company has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of the Company, and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.20	Labor and Employment Matters.

(a)    The Shareholders’ Schedules contain a complete list of all written employment arrangements, pension, retirement, profit sharing and bonus plans, and deferred compensation, health, welfare, severance management, and other similar plans for the benefit of any employees of the Company (“Employee Benefit Plans”), including employee plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company at present is not, and during the five (5) year period preceding the Closing Date will not have been, a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined in § 3(3) of ERISA). The Company at present is not, and during the five (5) year period preceding the Closing Date will not have been, a party to any collective bargaining agreement. The Company has never been a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and has never maintained a defined benefit pension plan or contributed to a multiemployer plan as defined in Section 3(37) of ERISA. True, correct and complete copies of each Employee Benefit Plan have heretofore been delivered by the Company to the Purchaser.

(b)    With respect to each Employee Benefit Plan:

(i)    there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or Threatened with respect to each such Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan; and

(ii)    each such Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code and other Applicable Laws.

(c)    All directors, officers, and employees of the Company, together with the current salaries, job descriptions, and locations of such directors, officers and employees are set forth in the Shareholders’ Schedules.

(d)    Except as set forth in the Shareholders’ Schedules and as required under COBRA, the Company is not obligated to and does not (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.

(e)    The Company has complied with all Applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes. The Company is not engaged in any unfair labor practice. The Company has complied with all applicable provisions of the Immigration Reform and Control Act of 1986.

(f)    The Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in an obligation (absolute or contingent) of the Company to may any payment to any present or former employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

3.21	Termination of Business Relationships.

No supplier of the Company which cannot be replaced on commercially reasonable terms has evidenced to the Company or the Shareholders’ Agent any intention to cancel or terminate its business relationship with the Company. No key employee of the Company has notified the Company or the Shareholders’ Agent of his or her intent or desire to terminate employment with the Company.

3.22	Customers.

Set forth in Section 3.22 of the Shareholders’ Schedules is a list of the ten largest customers of the Company based on the percentage of revenue represented by those customers for fiscal years 2004 and 2005. The relationships of the Company with its suppliers and customers are good commercial working relationships, and no supplier or customer of the Company has canceled, curtailed or otherwise terminated or Threatened to cancel or otherwise terminate, his, her, or its relationship with the Company, except that the mix of the Company’s customers changes from time to time in the Ordinary Course of Business.

3.23	Product and Service Warranties.

Except as set forth in the Shareholders’ Schedules, there are no liabilities of or claims against the Company, and no liabilities or claims are Threatened against the Company, with respect to any product liability (or similar claim) or product or service warranty (or similar claim) claim that relates to any product or service provided by the Company and involves an amount in excess of $25,000 individually or $100,000 in the aggregate with all other claims.

3.24	Insurance.

Schedule 3.24 of the Shareholders’ Schedules identifies all of the Company’s insurance policies. The Company maintains insurance covering its assets, business, equipment, properties, operations and employees with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in compliance in all material respects with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the Ordinary Course of Business. None of such policies are subject to cancellation by virtue of this Agreement or the consummation of the other transactions contemplated herein. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

3.25	Compliance with Laws.

To the Knowledge of the Shareholders’ Agent, the Company has complied in all material respects with all Applicable Laws applicable to it and its business, assets, properties and operations and no claim of the violation of any such Applicable Law has been asserted prior to the date hereof. Neither the Company nor the Shareholders’ Agent has received any notice to the effect that, or has been otherwise advised that, the Company is not in compliance with any Applicable Laws. Each of the Company and the Shareholders’ Agent has no reason to anticipate that any existing circumstances are likely to result in any material violation of any Applicable Law.

3.26	Licenses and Permits.

The Company has secured all Permits necessary for the conduct of the Business, except for those Permits, the absence of which, either alone or in the aggregate, would not have a Material Adverse Effect upon the Business or the Company. With respect to each Permit, (a) such Permit is in full force and effect, (b) the Company (or other designated permittee or licensee thereunder) is in compliance in all material respects with the terms, provisions and conditions thereof, (c) there are no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative action(s) or proceedings(s) affecting such Permit, and (d) no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of such Permit other than by expiration of the term set forth therein.

3.27	Environmental Matters.

Except as set forth in the Shareholders’ Schedules, to the Knowledge of the Shareholders’ Agent (i) the Company is currently in compliance with all applicable Environmental Laws, and has obtained all permits and other authorizations from, and submitted all forms, fees, registrations, reports and similar filings to, the appropriate Person or Governmental Authority required to operate its facilities in compliance with applicable Environmental Laws; (ii) the Company has not violated any applicable Environmental Law; (iii) there is no present requirement of any applicable Environmental Law which is due to be imposed upon the Company which will increase its cost of complying with the Environmental Laws; (iv) all on-site generation, treatment, processing, storage and disposal of Hazardous Materials by the Company has been done in compliance with currently applicable Environmental Laws; (v) all off-site transportation, treatment, processing, storage and disposal of Waste and Hazardous Materials generated by the Company has been done in compliance with currently applicable Environmental Laws; (vi) the Company has not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by Environmental Laws; and (vii) the Company has not used or otherwise managed any Regulated Substance except in strict compliance with all Environmental Laws. This Section 3.27 constitutes the sole and exclusive representation of the Shareholders with respect to Environmental Laws and all other environmental and safety matters.

3.28	Intellectual Property Matters.

The corporate name of the Company and the trade names and service marks listed on Schedule 3.28 of the Shareholders’ Schedules are the only material names and service marks which are used by the Company in the operation of the Business. The Intellectual Property owned or licensed to the Company constitutes all of the Intellectual Property necessary for the operation of the Business as now being conducted. Except as set forth in the Shareholders’ Schedules, there are no outstanding licenses or consents granting third parties the right to use the Intellectual Property owned by the Company. The Company has received no notice of any adversely held patent, invention, trademark, copyright, service mark or trade name, or trade secret of any Person, or any claims of any other Person relating to any of the Intellectual Property owned by the Company and material to the Business. To the Knowledge of the Shareholders’ Agent, there is no presently known Threatened infringement of any such Intellectual Property. The sale or use of any products or services now or heretofore provided by the Company did not and does not infringe (nor has any claim been made that any such action infringes) any third party’s registered copyrights, patents or trademarks or tradenames. The Company’s ownership or right to use any of the Intellectual Property material to the Business will not cease by reason of the execution, delivery, or performance of this Agreement.

3.29	Absence of Certain Business Practices.

Except for customer or prospective customer entertainment occurring in the Ordinary Course of Business, to the Knowledge of the Shareholders’ Agent, neither the Company nor any Person authorized to act on its behalf, has within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which (i) would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) if not given in the past, would have had a Material Adverse Effect on the Business or the Company, or (iii) if not continued in the future, would adversely affect the financial condition, Business or operations of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or Proceedings.

3.30	Brokers or Finders.

Except as set forth in the Shareholders’ Schedules, neither the Company nor the Shareholders have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents commissions or similar payments in connection with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Shareholders to execute this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Purchaser hereby represents and warrants to the Shareholders that, except as set forth in the reports filed by Purchaser with the SEC, each of the following representations and warranties are true and correct as of the Closing Date.

4.1	Organization and Qualification.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the corporate power and authority to carry on its business as presently conducted and as currently anticipated to be conducted. Purchaser is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary.

4.2	Corporate Instruments and Records.

The copies of the Purchaser’s certificate of incorporation and bylaws, each certified by the Secretary of the Purchaser and heretofore furnished to the Shareholders, are true, correct and complete and each include all amendments to the date hereof. The Purchaser’s minute books, as made available to the Shareholders, contain true, complete and correct records of all corporate action taken on or prior to the date hereof at the meetings of their respective shareholders and directors and committees of the board or by written consent.

4.3	Authorization; Valid and Binding Obligation.

The Purchaser has all the unrestricted and absolute right, power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been or will be when executed and delivered by the Purchaser duly executed and delivered by the Purchaser, and constitute, or will constitute when executed and delivered by the Purchaser the valid and binding obligations of the Purchaser enforceable against the Purchaser, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar legal requirements affecting or relating to creditors’ rights generally, and (ii) general principles of equity. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the Ancillary Agreements.

4.4	Litigation; Orders.

There are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or Threatened against or involving the Purchaser or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation. There are no proceedings pending or Threatened against or involving the Purchaser by or before any Governmental Authority, department, commission, bureau, instrumentality or agency (including but not limited to any Governmental Authority concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or state of facts existing which could give rise to any such proceedings; and the Purchaser is not in violation of any Injunction of any Governmental Authority. There is no order, writ, injunction, judgment or decree to which Purchaser or any of its assets owned or used by it, is subject.

4.5	No Violations.

The Purchaser is not in default under or in violation of any provision of (a) its certificate of incorporation or bylaws, or (b) any Instrument to which it is a party or by which its assets are subject. Neither the execution and delivery of the this Agreement or the Ancillary Agreements by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms thereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Purchaser, (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument, (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of the Purchaser, (iv) result in the creation of any Encumbrance on the assets, capital stock or properties of the Purchaser, (v) conflict with, violate or result in a breach of or constitute a default under any Applicable Law to which the Purchaser is subject, (vi) require the Purchaser to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or other Person.

4.6	Investment Intent.

The Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of Section 2(a)(11) of the Securities Act. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act or under the securities laws of any jurisdiction.

4.7	Purchaser SEC Reports.

(a)    The Purchaser has made available to the Shareholders accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Purchaser with the SEC since inception (the “SEC Reports”) which availability will be deemed satisfied if the SEC Reports are available in final form on the SEC’s website. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements contained in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-QSB of the SEC; and (iii) fairly present in all material respects the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby, except that the unaudited interim financial statements were or when filed are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

4.8	Brokers or Finders.

The Purchaser has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

5.1	Indemnification.

(a)    The Shareholders and Shareholders’ Agent shall, severally but not jointly (provided; however, that for this purpose, Shareholders’ Agent and Claire B. Moultrie shall be considered one Shareholder), defend and hold harmless Purchaser from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by the Purchaser which arise out of or result from a breach of any representation or warranty of the Shareholders or the Shareholders’ Agent contained in this Agreement, or breach of any covenant or agreement of the Shareholders or the Shareholders’ Agent contained in this Agreement or any of the Ancillary Agreements, or in the Schedules annexed hereto or thereto, or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Shareholders or the Shareholders’ Agent pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

(b)    (i) The Shareholders and Shareholders’ Agent shall, severally but not jointly (provided; however, that for this purpose, Shareholders’ Agent and Claire B. Moultrie shall be considered one Shareholder), defend and hold harmless the Purchaser against (x) any liability for Taxes related to a period prior to the Closing Date in excess of the liabilities for Taxes represented in Section 3.12(b)(ii) and (y) any liabilities, costs, expenses, (including, without limitation, reasonable expenses of investigation an attorneys’ fees and expenses) losses, damages, assessments, settlements or judgments arising out of or incident to the imposition or assertion of any such liability for Taxes (collectively, “Tax Claims”).

(ii)     Upon payment by the Purchaser of any Tax Claim, the Shareholders and the Shareholders’ Agent shall, subject to the limitations set forth in Sections 5.1(b)(iii) and (iv), discharge their obligation to indemnify the Purchaser against such Tax Claim by paying to the Purchaser an amount equal to the amount of such Tax Claim; provided, however, that if Purchaser provides the Shareholders and the Shareholders’ Agent with written notice of a Tax Claim at least 30 days prior to the date on which the relevant Tax Claim is required to be paid by the Purchaser, the Shareholders and the Shareholders’ Agent shall, if and to the extent that they are liable therefore hereunder and subject to the limitations set forth in Sections 5.1(b)(iii) and (iv), discharge their obligation to indemnify the Purchaser against such Tax Claim by paying an amount equal to the amount of such Tax Claim to the relevant Taxing Authority. Any payment required to be made under this Section 5.1(b) shall be made not later than 30 days after receipt by the Shareholders and the Shareholders’ Agent of written notice from the Purchaser in accordance with the foregoing proviso or stating that any Tax Claim has been incurred by the Purchaser and the amount thereof and of the indemnity payment requested. The payment by the Purchaser of any Tax Claim shall not relieve Shareholders or the Shareholders’ Agent of their obligation under this Section 5.1(b).

(iii)    The aggregate liability of any Shareholder or the Shareholders’ Agent for any Tax Claim by the Purchaser pursuant to Section 5.1(b) shall not exceed such Shareholder’s pro rata share (based upon such Shareholder’s percentage ownership in the Shares) of the Subsequent Cash Payment Amount, Additional Base Purchase Price, Earn-Out Amount, and Tier-2 Earn-Out Payment; provided, however, that for this purpose, Shareholders’ Agent and Claire B. Moultrie shall be considered one Shareholder holding that number of Shares equal to the aggregate number of Shares held by such persons collectively. In the event a Tax Claim arises pursuant to Section 5.1(b), in addition to any other rights Purchaser may have with respect to such Tax Claim, Purchaser shall have the right to apply the amount of the Tax Claim against payment of the Subsequent Cash Payment Amount, Additional Base Purchase Price, Earn-Out Amount, and Tier-2 Earn-Out Payment.

(iv) Tax Claims shall first be satisfied by payment of cash equal to the amount of the Subsequent Cash Payment Amount and the Additional Base Purchase Price paid by the Purchaser to the Shareholders and if such payments have not yet been made by the Purchaser to the Shareholders, solely by offset against the unpaid amount of the Subsequent Cash Payment Amount and the Additional Base Purchase Price, if such amount is earned under Section 1.3. At such time as the aggregate amount of all Tax Claims exceeds (x) the cash payments from the Shareholders and the Shareholders’ Agent to the Purchaser in satisfaction of their obligation to indemnify the Purchaser for Tax Claims, (y) the cash payments from the Shareholders and the Shareholders’ Agent to any Taxing Authority in satisfaction of their obligation to indemnify the Purchaser for Tax Claims and (z) the amount of set offs against payment by the Purchaser of the Subsequent Cash Payment Amount and Additional Base Purchase Price, if such amount is earned under Section 1.3, Shareholders and Shareholders’ Agent shall be permitted to satisfy any additional Tax Claims by delivery to the Company of shares of Common Stock of the Purchaser issued by the Purchaser in payment of the Earn-Out Amount and Tier-2 Earn-Out Payment having a Fair Market Value equal to the amount of the Tax Claim. It being understood that if the Earn-Out Amount or Tier-2 Earn-Out Payment is not earned under Section 1.2(b)(ii) and 1.4, the Shareholders and the Shareholders’ Agent shall have no further obligation to satisfy such additional Tax Claims. For this purpose, Fair Market Value shall mean to the extent the shares of Common Stock of the Purchaser are traded on a securities exchange, through the NASDAQ National Market, or through the OTC Bulletin Board, the volume weighted average closing price or last sales prices, as applicable, of the shares of Common Stock of the Purchaser for the thirty (30) trading days immediately prior to the date such shares are delivered to the Purchaser; or, if the shares of Common Stock of the Purchaser are not so traded, as agreed by the Purchaser and the Shareholders’ Agent and in the event that they can not so agree within five (5) business days, then as determined by a valuation performed by an independent third party who shall be acceptable to the Purchaser and the Shareholders’ Agent. The Shareholders, on the one hand, and Purchaser, on the other hand, shall each pay 50% of all costs, fees and expenses to engage such independent third party.

(c)    The Purchaser shall indemnify, defend and hold harmless the Shareholders from and against any and all Claims incurred by the Shareholders which arise out of or result from breach of any representation or warranty of the Purchaser or a breach of any covenant or agreement of the Purchaser contained herein or any of the Ancillary Agreements or in the Schedules annexed hereto or thereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby or thereby.

(d)    The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement will not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

5.2	Basket

(a)    In respect of the Purchaser’s assertion of a Claim under Section 5.1(a) or of a Shareholder’s assertion of a Claim under Section 5.1(c), in each case for a breach of a representation or warranty by the Shareholders or the Shareholders’ Agent, or the Purchaser, as applicable, the Indemnitee (as defined in Section 5.4 below) shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $150,000 (the “Basket Amount”), whereupon the Indemnitee shall, subject to the limitations set forth in 5.3, be entitled to indemnification for the full amount of such Claim including the Basket Amount and may assert any subsequent Claim without regard to the Basket Amount.

(b)    No Basket Amount shall apply to the assertion of a Claim by the Purchaser for any other matter set forth in Section 5.1(a), the assertion of a Tax Claim by the Purchaser set forth in Section 5.1(b), or to the assertion of a Claim by a Shareholder for any other matter set forth in Section 5.1(c).

5.3	Cap and Other Limits

(a)    The aggregate liability of any Shareholder or the Shareholders’ Agent for any Claim by the Purchaser pursuant to Section 5.1(a) shall not exceed such Shareholder’s pro rata share (based upon such Shareholder’s percentage ownership in the Shares) of the Base Purchase Price and Additional Base Purchase Price; provided, however, that for this purpose, Shareholders’ Agent and Claire B. Moultrie shall be considered one Shareholder holding that number of Shares equal to the aggregate number of Shares held by such persons collectively.

(b)    The aggregate liability of the Purchaser to any Shareholder for any Claim by a Shareholder pursuant to Section 5.1(c) shall not exceed such Shareholder’s pro rata share (based upon such Shareholder’s percentage ownership in the Shares) of the Base Purchase Price and Additional Base Purchase Price.

(c)    No Claim under Section 5.1(a) for a breach of a representation or warranty by the Shareholders or the Shareholders’ Agent may be asserted after the eighteen (18) month anniversary of the Closing Date except in respect of the representations and warranties in Section 3.8 which may be asserted until the twenty four (24) month anniversary of the Closing Date, and Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.12 and 3.27 which may be asserted at any time, without expiration, subject to the applicable statute of limitation.

(d)    No Claim under Section 5.1(c) for a breach of a representation or warranty by the Purchaser may be asserted after the eighteen (18) month anniversary of the Closing Date except in respect of the representations and warranties in Sections 4.1, 4.2 or 4.3 which may be asserted at any time, without expiration, subject to the applicable statute of limitation.

5.4	Methods of Asserting Claims for Indemnification.

All Claims for indemnification under this Agreement shall be asserted as follows:

(a)    Third Party Claims. In the event that any Claim for which a party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) (the "Notice Period") to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly defended by Indemnitor; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

The Indemnitee shall have the right to participate in, but not control, any such defense or settlement, at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and has not provided the Indemnitee with timely notice of its election to defend the Indemnitee pursuant to this Section 5.4(a), the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense. Neither Indemnitee nor Indemnitor shall be otherwise liable for any settlement of any Claim without the prior written consent of the other party.

(b)    Non-Third Party Claims. In the event that the Indemnitee has a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not satisfy the Claim within thirty (30) days of the date of the Claim Notice, then such Claim shall be submitted to arbitration pursuant to Section 6.8 hereof.

(c)    Right of Set-Off. In the event a Claim arises pursuant to Section 5.1(a), in addition to any other rights Purchaser may have with respect to such Claim, Purchaser shall have the right to apply the amount of the Claim against any payment required to be made by Purchaser under this Agreement; provided, however, that prior to asserting its rights under this Section 5.4(c), Purchaser shall have delivered a Claim Notice to the Shareholders and the Shareholders’ Agent in accordance with Section 5.4(a) or (b), as applicable, which shall set forth the amount of the Claim (the “Claim Amount”). In the event that the Shareholders or the Shareholders’ Agent notify the Purchaser within the time period set forth in Section 5.4(a) or (b), as applicable, that they dispute the Claim and the Claim has not been settled or resolved prior to the time payment from the Purchaser is due, Purchaser shall deliver to a third party acceptable to the Purchaser and the Shareholders’ Agent, as escrow agent, an amount equal to the Claim Amount which shall be held in an interest-bearing escrow account and distributed after resolution of such Claim. In the event that the Claim is submitted to arbitration pursuant to Section 6.8 hereof, the prevailing Party shall be entitled to reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator (defined in Section 6.8) and the Arbitrators (defined in Section 6.8) unless otherwise determined by the Arbitrators.

ARTICLE VI
ADDITIONAL AGREEMENTS OF THE PARTIES

6.1	Prohibition on Trading in Purchaser Stock.

The Shareholders acknowledge that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of Purchaser, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Purchaser. Accordingly, the Shareholders agree that they will not purchase or sell any securities of Purchaser, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Purchaser, until no earlier than Seventy-Two (72) hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement.

6.2	Confidentiality.

(a)    With respect to Confidential Information concerning the Shareholders or the Shareholders’ Agent that is made available to Purchaser pursuant to the terms of this Agreement, Purchaser agrees it shall hold such Confidential Information in strict confidence except for the sole purpose of evaluating, and performing the Purchaser’s obligations and exercising the Purchaser’s rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to the directors, officers, employees, affiliates, agents and representatives of the Purchaser who need to know such information for the sole purpose of evaluating, or performing Purchaser’s obligations or exercising Purchaser’s rights under, this Agreement and the related transactions (each of whom shall be informed by the Purchaser’s of the confidential nature of the Confidential Information and directed by Purchaser to treat the Confidential Information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by Purchaser from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of Purchaser or any party who received the same through Purchaser; provided, however, that Purchaser has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by applicable law, rule, regulation or court order to be disclosed by Purchaser; (iv) is independently developed by Purchaser without the use of any Confidential Information received from the Shareholders or the Shareholders’ Agent; or (v) is disclosed with the express prior written consent thereto of Shareholders’ Agent. Purchaser shall undertake all necessary steps to ensure that the secrecy and confidentiality of such Confidential Information will be maintained in accordance with the provisions of this subsection (a).

(b)    With respect to Confidential Information concerning Purchaser and its Affiliates that is made available to the Shareholders or the Shareholders’ Agent pursuant to the provisions of this Agreement, the Shareholders and the Shareholders’ Agent agree that they shall hold such Confidential Information in strict confidence, shall not use such Confidential Information except for the sole purpose of evaluating, and performing the Shareholders’ or the Shareholders’ Agent obligations and exercising the Shareholders’ and the Shareholders’ Agent rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to their respective agents and representatives who need to know such information for the sole purpose of evaluating, or performing such Shareholder’s or Shareholders’ Agent’s obligations or exercising such Shareholder’s or Shareholders’ Agent’s rights under, this Agreement and the related transactions (each of whom shall be informed by the Shareholders or the Shareholders’ Agent of the confidential nature of the Confidential Information and directed by such party to treat the Confidential Information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the Shareholders or the Shareholders’ Agent from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of the Shareholders or the Shareholders’ Agent or any party who received the same through the Shareholders or the Shareholders’ Agent; provided, however, that the Shareholders and the Company have no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by applicable law, rule, regulation or court order to be disclosed by the Shareholders or the Shareholders’ Agent; (iv) is independently developed by the Shareholders or the Shareholders’ Agent without the use of any Confidential Information received from the Purchaser or its Affiliates; or (v) is disclosed with the express prior written consent thereto of Purchaser. The Shareholders and the or the Shareholders’ Agent agree to undertake all necessary steps to ensure that the secrecy and confidentiality of the Confidential Information will be maintained in accordance with the provisions of this subsection (b).

(c)    Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose Confidential Information which is subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel. Without limiting the general nature of Section 7.5, this Section 6.2 shall replace and supersede in all respects the terms of Section 11 of the Letter of Intent.

6.3	Non Competition.

Each Shareholder and the Shareholders’ Agent covenants and agrees with the Purchaser that during the period commencing on the Closing Date and terminating October 1, 2011 (the "Noncompete Term"), he or she will not, without the prior written consent of the Purchaser, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, lend any advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the business of the Company as such business is conducted by the Company during the Noncompete Term except that Rosie Moultrie shall be permitted to operate Rosie’s Delivery Service to pick up and deliver packages in the State of Alaska.

6.4	Non Solicitation.

Each Shareholder and the Shareholders’ Agent covenants and agrees with the Purchaser that during the Noncompete Term, he or she will not, without the prior written consent of Purchaser, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of Company, or to such Shareholder’s or Shareholders’ Agents’ Knowledge, the Purchaser or any of its subsidiaries other than the Company, or who is then providing services as a consultant or agent of the Company, or to such Shareholder’s or Shareholders’ Agents’ Knowledge, the Purchaser or an of its subsidiaries other than the Company, to leave the employ of or cease providing services, as applicable, to the Purchaser or the Company, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Company, or to such Shareholder’s or Shareholders’ Agents’ Knowledge, the Purchaser or any of its subsidiaries other than the Company ; or (ii) solicit, bid for or perform for any of the then current customers of the Company, or to such Shareholder’s or Shareholders’ Agents’ Knowledge, the Purchaser or any of its subsidiaries other than the Company (defined as a customer who has done business with the Purchaser, any of its subsidiaries or any of their respective exclusive agents during the preceding one (1) year period) any services of the type the Purchaser, any of its subsidiaries or any of their respective exclusive agents performed for such customer at any time during the preceding one (1) year period.

6.5	Injunctive Relief.

The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Agreement, including those in Sections 6.1 (Prohibition on Trading), 6.2 (Confidentiality), 6.3 (Non Competition ), and 6.4 (Non Solicitation) is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations. The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

6.6	Further Acts and Assurances.

The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of any other Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement and the Ancillary Agreements. In addition, from and after the Closing Date, the Purchaser will afford to the Shareholders, the Shareholders’ Agent and their attorneys, accountants and other representatives, access, during normal business hours, to such personnel, books and records relating to Purchaser as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

6.7	Public Announcements.

(a)    Neither the Shareholders, the Shareholders’ Agent nor the Purchaser, shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material nonpublic information (as construed pursuant to Regulation FD under the Securities Act) concerning or relating to any Party hereto, other than with the express prior written consent of the Party regarding whom such disclosure would be made; provided, however, that disclosure may be made (a) to the minimum extent as may be required by law or court order, or (b) to enforce the rights of such disclosing Party under this Agreement; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, any Party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating, or performing its obligations or exercising its rights under this Agreement.

(b)    Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose material nonpublic information of another Party, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

(c)    The Purchaser shall have the right to make such public disclosures of this Agreement and the transactions contemplated hereby as it determines in good faith are required under applicable federal securities laws, in which event the contents of any such disclosure shall be submitted to the Shareholders’ Agent for review and approval no later than two (2) business days prior to the proposed disclosure.

(d)    The Parties anticipate issuing a mutually acceptable joint press release announcing the consummation of the transactions provided for herein.

6.8	Arbitration.

(a)    Except with respect to disputes relating to the Earn-Out Certificate or Earn- Out Payments, which are to be handled exclusively under Section 1.5, any other claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement or the Ancillary Agreements, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Dispute”), shall, unless a specific dispute resolution provision exists in an Ancillary Agreement, which controls in the event of a dispute relating to that specific Ancillary Agreement, be resolved by final and binding arbitration before one or more arbitrators (“Arbitrators”) selected from and administered by AAA (the ”Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration hearing shall be held in Seattle, Washington.

(b)    Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

(c)    The Arbitrators shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress or pain and suffering, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any Ancillary Agreement; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement or any Ancillary Agreement, including, without limitation, an injunction or order for specific performance.

(d)    Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrators; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators. Each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(e)    By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this Section 6.8, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

6.9	Termination of Shareholder Agreements.

Each Shareholder hereby terminates any and all agreements between or among such Shareholder and any other Shareholder or Shareholders or the Shareholders’ Agent which relate in any way to the voting or disposition of the Shares including, but not limited to, that certain Shareholders Agreement dated April 28, 1987, as amended to date.

ARTICLE VII
MISCELLANEOUS

7.1	Definitions.

For purposes of this Agreement, the following terms have the meanings specified:

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Ancillary Agreements” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or any Ancillary Agreement including, without limitation, the Employment Agreements and the Shareholders’ Schedules.

“Earn-Out Certificate(s)” has the meaning set forth in Section 1.5 (a) of this Agreement.

“Applicable Law” or“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Arbitrator” has the meaning set forth in Section 6.8 of this Agreement.

“Bank Indebtedness” means all outstanding bank and other loans, notes, lines of credit, debt instruments, and other indebtedness, excluding trade payables, capital leases and other current liabilities.

“Business” as used in this Agreement means the business of freight forwarding, and other related services as carried on by the Company immediately prior to the Closing Date.

“Confidential Information” means and includes, with respect to a Party, any and all: (a) trade secrets concerning the business and affairs of such Party, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable law; and (b) information concerning the business and affairs of such Party, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to a receiving Party by such Party or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of such Party or is otherwise obtained from review of such Party’s documents or property or discussions with such Party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving Party based, in whole or in part, on any information included in the foregoing.

“Encumbrance” means and includes:

(a)    with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(b)    with respect to any real property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Authorities), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Laws” means any and all Applicable Laws (a) regulating the use, treatment, generation, transportation, storage, control or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and/or (b) relating to the protection, preservation or conservation of the environment and public or worker health and safety, all as existing, defined or interpreted as of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” with respect to any natural Person means the following relatives of such Person and the entities designated: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing such Person’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent of the voting interests.

“Financial Statements” has the meaning set forth in Section 2.2(a)(5).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

“Governmental Authority” means any: (a) U.S. federal or state government; or (b) U.S. federal or state governmental authority (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal).

“Hazardous Materials” means any and all (a) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Applicable Laws, including Environmental Laws, and (b) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known carcinogens.

“Income from Continuing Operations” means the Company’s income from continuing operations determined in accordance with GAAP.

“Injunction” means any and all writs, rulings, awards, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority.

“Instrument” or “Instruments” has the meaning set forth in Section 3.7 of this Agreement.

“Intellectual Property” means any and all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) mask works and all applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (g) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (h) copies of tangible embodiments thereof (in whatever form or medium).

“Knowledge” means with respect to the Shareholders’ Agent, that the Shareholders’ Agent has actual knowledge of the relevant fact or circumstance, prior to or as of the date of this Agreement and without any obligation of the Shareholders’ Agent to undertake an independent investigation of such fact or circumstance.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole. In the case of the Company’s results of operations, a Material Adverse Change will be deemed to have occurred if there is a decrease of more than fifteen percent (15%) in net income or ten percent (10%) in net revenues (excluding pass-throughs) over the corresponding prior year period.

“Material Contracts” has the meaning set forth in Section 3.17 of this Agreement.

“Objection Notice” has the meaning set forth in Section 1.5(a) of this Agreement.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permit” means any and all permits, licenses, filings, authorizations, approvals, or indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Regulated Substance” means any substance the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management or use of which is regulated by applicable Environmental Law.

“Related Person” or “Related Persons” means, with respect to a natural Person:

(a)    each Family Member; and

(b)    any Affiliate of one or more members of such individual’s Family.

With respect to any other Person:

(i)    any Affiliate of such Person; and

(ii)    each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such Person (or in a similar capacity).

“Rights” means any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any securities, including, without limitation, the Shares.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means collectively all of the Shareholders, or individually any of the Shareholders, identified on the signature page(s) of this Agreement.

“Shareholders’ Agent” has the meaning set forth in the introductory paragraphs to this Agreement.

“Shareholders’ Schedules” has the meaning set forth in the introductory paragraph to Article III.

“Shares” has the meaning set forth in the introductory paragraphs of this Agreement.

“Shortfall Amount” has the meaning set forth in Section 1.2(b)(iii) of this Agreement.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. When used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” or “Taxes” means (i) any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, Medicare, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest or penalty relating thereto, and (ii) any payments under tax sharing arrangements with the Company.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Threatened” means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

“Waste” means any substance defined as such by any applicable Environmental Law.

7.2	Cumulative Remedies; Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. Except as expressly set forth below in Section 11.12, no claim or right arising under this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party or Parties. No waiver that may be given by a Party shall be applicable except in the specific instance for which it is given. No notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.3	Survival of Representations, Warranties and Covenants.

The representations and warranties contained herein shall survive the Closing and shall thereupon terminate eighteen (18) months after the Closing, except that (i) the representations contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.12, 3.27 and 4.3 shall survive indefinitely.  All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.  All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

7.4	Notices.

All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given, delivered and received upon delivery if delivered personally, or on the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, to the Parties at the addresses below, or at such other address or facsimile number for a Party as shall be specified by like notice to all Parties:

If to Airgroup Corporation	P.O. Box 3627 Bellevue, WA 98009

If to the Shareholders’ Agent:	Mr. William H. Moultrie 102 Cornelia Avenue Mukilteo, WA 98275

with a copy to:	Michael S. Roberts Connelly Roberts & McGivney LLC One North Franklin Street Suite 1200 Chicago, IL 60606
If to Purchaser, to it at:	Radiant Logistics, Inc.
c/o Stephen M. Cohen, General Counsel
1604 Locust Street, Third Floor
Philadelphia, PA 19103

with a copy to:	Fox Rothschild LLP c/o Vincent A Vietti, Esq. Princeton Pike Corp. Center 997 Lenox Drive, Building 3 Lawrenceville, New Jersey 08648-2311

7.5	Entire Agreement; Assignment.

This Agreement, including all Exhibits and Schedules hereto, together with the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to its subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

7.6	Binding Effect; Benefit.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.7	Headings.

The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

7.8	Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

7.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

7.10	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.11	Expenses.

The Company shall pay the costs and expenses of the Shareholders’ attorneys and accountants in connection with the transactions provided for hereunder up to an amount not to exceed $75,000.00 in the aggregate (subject to such amounts being reasonably reviewed for increases by mutual agreement of Purchaser and the Shareholders); and Purchaser shall pay all fees and expenses incurred by it in connection with the transactions provided for hereunder.

7.12	Amendment and Modification.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Purchaser, the Company and Shareholders’ Agent.

7.13	Shareholders’ Agent.

(a)    The Shareholders, pursuant to this Agreement, hereby appoint William H. Moultrie as the Shareholders’ Agent, who shall be the Shareholders’ representative and attorney-in-fact for each Shareholder. The Shareholders’ Agent shall have the authority to act for and on behalf of each of the Shareholders, including without limitation, to amend this Agreement, to give and receive notices and communications, waivers and consents under this Agreement, to act on behalf of the Shareholders with respect to any matters arising under this Agreement, to authorize delivery to the Purchaser of cash and other property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards on behalf of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. In addition to and in furtherance of the foregoing, the Shareholders’ Agent shall have the right to (i) employ accountants, attorneys and other professionals on behalf of the Shareholders, and (ii) incur and pay all costs and expenses related to (A) the performance of its duties and obligations as the Shareholders’ Agent hereunder, and (B) the interests of the Shareholders under this Agreement. The Shareholders’ Agent shall for all purposes be deemed the sole authorized agent of the Shareholders until such time as the agency is terminated with notice to the Purchaser. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to the Purchaser; provided, however, that the Shareholders’ Agent may not be removed unless all of the Shareholders agree to such removal and to the identity of the substituted Shareholders’ Agent. Any vacancy in the position of the Shareholders’ Agent may be filled by approval by those Shareholders who hold or held a majority of the Shares prior to the Closing. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall not receive compensation for its services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Shareholders during the term of the Agreement.

(b)    The Shareholders’ Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by the Shareholders’ Agent based on such advice and the Shareholders’ Agent shall not be liable to anyone. The Shareholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no covenants or obligations shall be implied under this Agreement against the Shareholders’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Shareholders’ Agent determined by him to be reasonably necessary to carry out the purposes of his obligations. The Shareholders shall severally and pro-rata, in accordance with their respective pro-rata share of the Purchase Price, indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement. Specifically, each Shareholder hereby agrees to reimburse the Shareholders’ Agent for his pro rata share of any reasonable and documented costs or expenses (including attorneys’ fees) incurred by the Shareholders’ Agent in pursuing a dispute pursuant to Section 1.5(c) of this Agreement.

(c)    A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision, act, consent or instruction from all of the Shareholders and shall be final, binding and conclusive upon each of the Shareholders. The Purchaser may rely upon any such decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of every such Shareholder. The Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders’ Agent. In furtherance of the foregoing, any reference to a power of the Shareholders under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Shareholders’ Agent.

7.14	Release And Discharge.

BY VIRTUE OF THEIR EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, THE SHAREHOLDERS AND THE SHAREHOLDERS’ AGENT, FOR AND ON BEHALF OF HIS OR HER RESPECTIVE HEIRS, ASSIGNS, BENEFICIARIES, EXECUTORS AND ADMINISTRATORS DOES HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE THE COMPANY, AND ITS SUBSIDIARIES, DIRECTORS, OFFICERS, SHAREHOLDERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL MANNER OF CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS' FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT SUCH SHAREHOLDER OR THE SHAREHOLDERS’ AGENT, EVER HAD, NOW HAS OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT CONSTITUTE A RELEASE OR WAIVER OF ANY SHAREHOLDER’S OR SHAREHOLDERS’ AGENT’S CLAIMS OR DEMANDS AGAINST THE COMPANY FOR INDEMNIFICATION OR ADVANCEMENT OF EXPENSES IN ACCORDANCE WITH THE COMPANY’S ARTICLES OF INCORPORATION AND BYLAWS, OR FOR DEFENSE, SETTLEMENT OR PAYMENT RELATING TO ANY CLAIMS COVERED UNDER THE TERMS AND CONDITIONS OF THE COMPANY’S DIRECTORS AND OFFICERS LIABILITY INSURANCE POLICIES, AS CURRENTLY IN EFFECT OR HEREAFTER EXTENDED.

7.15	Allocation of Shares Purchase Price.

The allocation of the Base Purchase Price, Additional Base Purchase Payment, and Tier 2 Earn-Out Payment and all other payments made to the Shareholders, will be allocated among the Shareholders of the Company, pro rata, in accordance with such Shareholder's ownership in the issued and outstanding stock of the Company as set forth on Schedule 7.15. All payments will be allocated among the Shareholders in the percentages set forth on Schedule 7.15, and Purchaser shall be held harmless and indemnified by the Shareholders to the extent allocations of the purchase price or other payments are made in accordance with the percentages set forth on Schedule 7.15.

7.16	Time of Essence.

Time is of the essence in this Agreement.

7.17	Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)    References to “Dollars” or “$” in this Agreement shall refer in all cases to United States Dollars.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed as of the date first above written.

ATTEST:	RADIANT LOGISTICS, INC.

	By:	/s/ Bohn H. Crain
Secretary		Authorized Executive Officer

SHAREHOLDERS

/s/ Claire J. Moultrie
WITNESS (SIGNATURE)		CLAIRE J. MOULTRIE

/s/ Rosie B. Moultrie
WITNESS (SIGNATURE)		ROSIE B. MOULTRIE

/s/ James W. Reynolds
WITNESS (SIGNATURE)		JAMES W. REYNOLDS

/s/ A.E. Daniels
WITNESS (SIGNATURE)		A.E. DANIEL

SHAREHOLDERS’ AGENT

/s/ William H. Moultrie
WILLIAM H. MOULTRIE